April 2008 Preliminary Terms No. 576 Registration Statement No. 333-131266 Dated March 24, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Brazilian real + United Arab Emirates dirham + Vietnamese dong

Currency-Linked Capital Protected Notes provide investors with exposure to an individual currency or a basket of currencies with no downside risk to the initial investment.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and upside exposure to the underlying currency or basket of currencies.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (See “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	April , 2008
Original issue date:	April , 2008 (5 business days after the pricing date)
Maturity date:	April 29, 2011
Principal protection:	100%
Interest:	None
Basket:	Basket Currencies	Weighting
Brazilian real (“BRL”)	33.33%
United Arab Emirates dirham (“AED”)	33.33%
Vietnamese dong (“VND”)	33.33%
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	160-180%. The actual participation rate will be determined on the pricing date.
Currency performance value:	With respect to each basket currency: currency performance x weighting
Currency performance:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1]
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
Valuation date:	April 20, 2011
CUSIP:	6174464Z9
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public(1)	Agent’s commissions(1) (2)	Proceeds to company
Per Note:	100%	2%	98%
Total:	$	$	$
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 7 for further details.

(2) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

Investment Overview
The Currency-Linked Capital Protected Notes due April 29, 2011 (the “notes”), issued by Morgan Stanley, provide investors with an opportunity to gain direct exposure to a basket of three emerging markets currencies with no downside risk to principal.

If, at maturity, the equally-weighted basket of three currencies (the “basket”) has appreciated as a whole relative to the U.S. dollar, the investment will return par plus 160% to 180% of the amount of such appreciation (e.g. a 10% appreciation will return 100% of principal plus an additional $160 to $180 at maturity).  The actual participation rate will be determined on the pricing date.  If the basket has not appreciated or has depreciated, the investment will return par at maturity.  There will be no interest payments on the notes.

Maturity:	3 years
Protection at maturity:	100%
Payment at maturity:	(i) If the basket appreciates Þ par plus 160% to 180% of the positive performance of the basket (ii) If the basket does not appreciate or depreciate Þ par

Basket Overview

Basket Currency	Weighting	Quotation Convention
Brazilian real (“BRL”)	33.33%	units of BRL / 1 USD
United Arab Emirates dirham (“AED”)	33.33%	units of AED / 1 USD
Vietnamese dong (“VND”)	33.33%	units of VND / 1 USD

Basket Historical Performance January 1, 2003 to March 20, 2008

The graph sets forth the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2003 to March 20, 2008 and illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not take into account the participation rate on the notes, nor does it attempt to show your expected return on an investment in the notes at maturity.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the value of any of the basket currencies will be offset by decreases in the value of other basket currencies, based on their historical performance.

April 2008	Page 2

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket represents the combined performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

▪
A decrease in an exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase more dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where BRL has strengthened relative to the U.S. dollar by 10%:

Pricing date = 1.7320 BRL / 1 USD and Valuation date = 1.5745 BRL / 1 USD

▪
An increase in an exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase fewer dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where BRL has weakened relative to the U.S. dollar by 10%:

Pricing date = 1.7320 BRL / 1 USD and Valuation date = 1.9244 BRL / 1 USD

Actual exchange rates on the pricing date will vary.

April 2008	Page 3

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

Key Benefits

Exposure to currencies is a component of portfolio diversification.  Investors who believe they have underweight exposure to the emerging markets currencies in the basket, overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the notes to gain exposure to the basket currencies while protecting 100% of principal at maturity.

Protect Principal	▪ 100% principal protection at maturity regardless of the basket performance
Access	▪ Exposure to an equally-weighted basket of three emerging markets currencies ▪ Portfolio diversification from traditional fixed income / equity investments
Leverage Performance	▪ Uncapped 160-180% upside participation in any basket appreciation

Summary of Key Risks (see page 11)

▪	No interest payments and possibility of no return other than the return of principal

▪	Currency exchange risk

▪	Government intervention could materially and adversely affect the value of the notes.

▪	Many unpredictable factors will affect the value of the notes.

▪	Even though the basket currencies trade around-the-clock, the notes will not.

▪	Changes in the value of one or more of the basket currencies may offset each other.

▪	Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	The United Arab Emirates dirham, which has a basket weighting of 33.33%, is currently officially pegged to the U.S. dollar by the government of the United Arab Emirates.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪	Issuer credit ratings may affect the market value of the notes.

▪	The notes will not be listed on any securities exchange. Secondary trading may be limited and you could receive less than par if you try to sell your notes prior to maturity.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies.

Suitability

The notes may be suitable for investors who:

▪	do not require current income / coupon payments

▪	are capable of understanding the complexities / risks specific to the notes and the basket of emerging markets currencies

▪	are willing to receive no return on the notes other than the return of principal should the basket depreciate or not appreciate

April 2008	Page 4

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket has appreciated relative to the U.S. dollar on the valuation date.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
April , 2008	April , 2008 (5 business days after the pricing date)	April 29, 2011

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Basket:	Basket Currency	Weighting
	Brazilian real (“BRL”)	33.33%
	United Arab Emirates dirham (“AED”)	33.33%
	Vietnamese dong (“VND”)	33.33%
Issue price:	$1,000 per note (See “Syndicate Information” on page 7)
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies.

A depreciation of one or more basket currencies will partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive your principal back at maturity.

Please see “Hypothetical Payout on the Notes” for full examples of how to calculate the basket performance at maturity.
Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of each basket currency as represented by the following formula: currency performance x weighting
Currency performance:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1]
Participation rate:	160-180%. The actual participation rate will be determined on the pricing date.
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Currency-linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement for currency-linked capital protected notes.

Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source.
Reference source:	BRL: Reuters “BRFR” AED: Reuters “WMCO=WMRSPOT17” VND: Reuters “VNDFIX=VN”
Valuation date:	April 20, 2011
Risk Factors:	Please see “Risk Factors” on page 11.

April 2008	Page 5

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174464Z9
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on March 20, 2008, the “comparable yield” would be a rate of 4.1068% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,129.6811 due at maturity. The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2008	$6.8447	$6.8447
	July 1, 2008 through December 31, 2008	$20.6745	$27.5192
	January 1, 2009 through June 30, 2009	$21.0991	$48.6183
	July 1, 2009 through December 31, 2009	$21.5323	$70.1506
	January 1, 2010 through June 30, 2010	$21.9745	$92.1251
	July 1, 2010 through December 31, 2010	$22.4257	$114.5508
	January 1, 2011 through the Maturity Date	$15.1303	$129.6811

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the underlying currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the underlying basket on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “ERISA” in the accompanying prospectus supplement.

April 2008	Page 6

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100%	2.000%	<$999K
99.625%	1.625%	$1MM-$2.99MM
99.4375%	1.4375%	$3MM-$4.99MM
99.25%	1.25%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2008	Page 7

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

Payment at Maturity

At maturity, investors will receive $1,000 plus the supplemental redemption amount for each note they hold.

If the basket performance is:	The supplemental redemption amount will be:
greater than zero	$1,000 x basket performance x 160% - 180%
less than or equal to zero	$0 (Investors will only receive par at maturity)

Best Case Scenario	The basket appreciates and the notes return par plus 160-180% uncapped upside participation in the appreciation of the basket.
Worst Case Scenario	The basket depreciates and the notes redeem for par at maturity. This assumes the investment is held to maturity.

Note:

There is no cap on upside participation.  At maturity, you will receive 160-180% of any basket appreciation in addition to the principal amount of the notes you hold.

If the basket performance at maturity is zero or negative, you will only receive par at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

April 2008	Page 8

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below are two full examples of how to calculate the payment at maturity.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	33.33%	1.7320	1.5464	12%
AED	33.33%	3.6723	3.6723	0%
VND	33.33%	15,835.00	14,138.39	12%

Basket performance = Sum of currency performance values

[(Initial BRL exchange rate / Final BRL exchange rate) - 1]  x  33.33%, plus
[(Initial AED exchange rate / Final AED exchange rate) - 1]  x  33.33%, plus
[(Initial VND exchange rate / Final VND exchange rate) - 1]  x  33.33%

So, using the hypothetical exchange rates above:

[(1.7320/1.5464) -1] x 33.33%  = 4% plus
[(3.6723/3.6723) -1] x 33.33%  = 0% plus
[(15,835.00/14,138.39) -1] x 33.33%  = 4% plus

equals

Basket performance   =   8%

Hypothetical basket performance =        8%

Hypothetical participation rate =             170%

Supplemental redemption amount =       $1,000  x  basket performance x  participation rate

  = $1,000  x  8%  x  170%  = $136

Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,136, which is the sum of the $1,000 principal amount and the supplemental redemption amount of $136.

April 2008	Page 9

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

Example 2:  Basket performance is zero or negative.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	33.33%	1.7320	1.9682	– 12%
AED	33.33%	3.6723	3.6723	0%
VND	33.33%	15,835.00	15,373.79	3%

Basket performance = Sum of currency performance values

[(Initial BRL exchange rate / Final BRL exchange rate) - 1]  x  33.33%, plus
[(Initial AED exchange rate / Final AED exchange rate) - 1]  x  33.33%, plus
[(Initial VND exchange rate / Final VND exchange rate) - 1]  x  33.33%

So, using the hypothetical exchange rates above:

[(1.7230/1.9682) -1] x 33.33%  = – 4% plus
[(3.6723/3.6723) -1] x 33.33%  = 0% plus
[(15,835.00/15,373.79) -1] x 33.33%  = 1% plus

equals

Basket performance   =   – 3%

Hypothetical basket performance =         – 3%

Supplemental redemption amount =       $0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, the appreciation of the Vietnamese dong is more than offset by the depreciation of the Brazilian real.

April 2008	Page 10

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return other than the return of principal.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity and you may only receive the principal amount of the notes you hold at maturity.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S. and (v) in the case of the United Arab Emirates dirham, whether its value remains fixed to the U.S. dollar by the monetary authorities of the United Arab Emirates.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques to affect the exchange rates of their respective currencies, such as intervention by their central bank, imposition of regulatory controls or taxes or, in the case of United Arab Emirates dirham, pegging the value of the dirham to the U.S. dollar at a fixed exchange rate.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.  In addition, there have been reports that the State Bank of Vietnam could substantially change or remove the trading band within which the Vietnamese dong has been currently allowed to fluctuate against the U.S. dollar.  We can give no assurance as to the impact such government action could have on the Vietnamese dong/U.S. dollar exchange rate or the value of the notes.  See “––Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.”   In the case of United Arab Emirates dirham, “––The United Arab Emirates dirham, which has a basket weighting of 33.33%, is currently officially pegged to the U.S. dollar by the government of the United Arab Emirates.”

▪
Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  The notes are linked to the performance of a basket consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.  For special risks related to the Brazilian real and the Vietnamese dong, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the

April 2008	Page 11

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

▪
accompanying prospectus supplement for currency-linked capital protected notes.  For special risks related to the United Arab Emirates dirham, see “––The United Arab Emirates dirham, which has a basket weighting of 33.33%, is currently officially pegged to the U.S. dollar by the government of the United Arab Emirates.”

The United Arab Emirates dirham, which has a basket weighting of 33.33%, is currently officially pegged to the U.S. dollar by the government of the United Arab Emirates.  The dirham has been officially pegged to the U.S. dollar for over six years and is currently worth approximately 3.672 dirhams per U.S. dollar, an official exchange rate that has not changed significantly since the U.S. dollar peg was introduced in February 2002.  As a result of the United Arab Emirates government control of the dirham, the exchange rate between the dirham and the U.S. dollar will only measurably contribute to the appreciation or depreciation of the basket if the monetary authorities of the United Arab Emirates officially revalue the fixed exchange rate or allow the United Arab Emirates dirham to float within a band, or freely, against the U.S. dollar.  If the dirham was allowed to float within a band, the United Arab Emirates monetary authorities could decide to fix the band against the currencies of other countries in addition to, or instead of, the U.S. dollar.  Recent weakness in the U.S. dollar has exacerbated existing inflationary pressures in the United Arab Emirates, which has led to public questions in the United Arab Emirates and in the foreign currency markets about the appropriateness of the pegged exchange rate and whether the United Arab Emirates should follow the example of neighboring Kuwait, which abandoned its U.S. dollar peg in May 2007.  We cannot predict whether the United Arab Emirates dirham will continue to be pegged to the U.S. dollar at its current exchange rate or be allowed to float more freely, or, if it is revalued or allowed to float more freely, whether it would appreciate or depreciate against the U.S. dollar.  A change in monetary policy in the United Arab Emirates could have a significant adverse effect on the notes.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪
Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies may wholly or partially offset any increase in the value of the other basket currencies.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

April 2008	Page 12

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

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Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

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Issuer’s credit ratings may affect the market value of the notes. Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the notes.

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Secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the notes but is not required to do so.

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Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the basket currencies and, as a result, could increase the value against the U.S. dollar at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the principal amount of the notes.

April 2008	Page 13

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2003 through March 20, 2008.  The related graphs set forth each basket currency’s currency performance relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.
BRL (BRL/USD)	High	Low	Period End
2003
First Quarter	3.6650	3.2610	3.3525
Second Quarter	3.3135	2.8385	2.8440
Third Quarter	3.0675	2.8155	2.9000
Fourth Quarter	2.9475	2.8310	2.8915
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.2000	2.1310	2.1355
2007
First Quarter	2.1520	2.0395	2.0590
Second Quarter	2.0475	1.9025	1.9291
Third Quarter	2.0562	1.8330	1.8330
Fourth Quarter	1.8484	1.7355	1.7790
2008
First Quarter (through March 20, 2008)	1.8335	1.6625	1.7320

Brazilian real January 1, 2003 to March 20, 2008 (expressed as BRL per USD)

April 2008	Page 14

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

AED (AED/USD)	High	Low	Period End
2003
First Quarter	3.6731	3.6725	3.6731
Second Quarter	3.6732	3.6729	3.6730
Third Quarter	3.6732	3.6728	3.6729
Fourth Quarter	3.6731	3.6728	3.6731
2004
First Quarter	3.6732	3.6727	3.6731
Second Quarter	3.6736	3.6729	3.6731
Third Quarter	3.6736	3.6729	3.6730
Fourth Quarter	3.6736	3.6725	3.6730
2005
First Quarter	3.6734	3.6725	3.6729
Second Quarter	3.6735	3.6728	3.6735
Third Quarter	3.6735	3.6720	3.6720
Fourth Quarter	3.6736	3.6720	3.6731
2006
First Quarter	3.6737	3.6722	3.6728
Second Quarter	3.6741	3.6717	3.6724
Third Quarter	3.6730	3.6723	3.6729
Fourth Quarter	3.6732	3.6727	3.6729
2007
First Quarter	3.6730	3.6718	3.6718
Second Quarter	3.6732	3.6711	3.6729
Third Quarter	3.6734	3.6690	3.6711
Fourth Quarter	3.6741	3.6556	3.6726
2008
First Quarter (through March 20, 2008)	3.6734	3.6696	3.6723

United Arab Emirates dirham January 1, 2003 to March 20, 2008 (expressed as AED per USD)

April 2008	Page 15

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar

VND (VND/USD)	High	Low	Period End
2003
First Quarter	15,456.50	15,401.00	15,453.50
Second Quarter	15,495.50	15,423.00	15,495.50
Third Quarter	15,557.00	15,498.00	15,554.00
Fourth Quarter	15,669.00	15,530.00	15,642.00
2004
First Quarter	15,780.50	15,644.00	15,723.00
Second Quarter	15,770.00	15,713.00	15,721.50
Third Quarter	15,780.00	15,715.50	15,755.00
Fourth Quarter	15,784.50	15,734.50	15,772.50
2005
First Quarter	15,827.50	15,768.50	15,817.50
Second Quarter	15,879.50	15,812.50	15,848.50
Third Quarter	15,900.00	15,848.50	15,900.00
Fourth Quarter	15,919.50	15,890.50	15,917.50
2006
First Quarter	15,936.00	15,897.00	15,925.00
Second Quarter	16,008.50	15,922.50	15,996.00
Third Quarter	16,054.50	15,988.00	16,054.50
Fourth Quarter	16,098.00	16,042.50	16,056.00
2007
First Quarter	16,071.00	15,977.50	16,020.00
Second Quarter	16,133.00	16,023.00	16,130.00
Third Quarter	16,253.50	16,085.00	16,086.00
Fourth Quarter	16,088.00	16,016.50	16,016.50
2008
First Quarter (through March 20, 2008)	16,000.00	15,835.00	15,835.00

Vietnamese dong January 1, 2003 to March 20, 2008 (expressed as VND per USD)

April 2008	Page 16